UCB to Acquire Zogenix Capital Markets Conference Call 19 January 2022 Committed to Improving Lives of People Living with Epilepsy Exhibit 99.6

Important Information About the Tender Offer The tender offer described in this document (the “Offer”) has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Zogenix, Inc. (“Zogenix”) or any other securities. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by UCB S.A. (“UCB”) and Zinc Merger Sub, Inc., a wholly owned subsidiary of UCB, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Zogenix with the SEC. The offer to purchase shares of Zogenix common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Additional copies of the tender offer materials may be obtained at no charge by contacting UCB at Allée de la Recherche 60, 1070 Brussels, Belgium, or Tel: +32 2 559 99 99. In addition, UCB posts its annual reports in English at ucb.com. Zogenix files annual, quarterly and current reports and other information with the SEC, which is also available to the public at the SEC’s website at www.sec.gov.

Disclaimer Forward-Looking Statements This presentation contains forward-looking statements, including, without limitation, statements containing the words “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will”, and “continue” and similar expressions, the ability of UCB and Zogenix to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, UCB’s and Zogenix’s beliefs and expectations and statements about the benefits sought to be achieved in UCB’s proposed acquisition of Zogenix, the potential effects of the acquisition on both UCB and Zogenix, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Zogenix’s products and product candidates. These statements are based upon the current beliefs and expectations of UCB’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, or with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Zogenix’ stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Zogenix’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; the risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; the global spread and impact of COVID-19, changes in general economic, business and competitive conditions, the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing, costs associated with research and development, changes in the prospects for products in the pipeline or under development by UCB, effects of future judicial decisions or governmental investigations, safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, product liability claims, challenges to patent protection for products or product candidates, competition from other products including biosimilars, changes in laws or regulations, exchange rate fluctuations, changes or uncertainties in tax laws or the administration of such laws, and hiring and retention of its employees. UCB expressly disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In the event of any differences between this Presentation and the Annual or Half Year Report, the information included in the Report shall prevail.

UCB is Progressing on its Strategic Growth Path Jean-Christophe Tellier, CEO UCB and Zogenix Serving People Living with Epilepsy Charl van Zyl, EVP Head of Neurology Epilepsy – Dravet Syndrome and Lennox-Gastaut Syndrome Iris Loew-Friedrich, CMO Transaction Terms, Funding & Timing Sandrine Dufour, CFO Q&A Information Flow

UCB is Progressing on its Strategic Growth Path Jean-Christophe Tellier, CEO

UCB Is Progressing On Its Strategic Growth Path Identify & Act On Potential New Opportunities Builds upon UCB’s role as a leader and continued commitment to addressing the unmet needs of people living with epilepsy Strategic Missions Zogenix Acquisition Sustainable company growth Provide sustainable patient value, lead in specific patient populations Option for new specific, vulnerable patient populations with Fintepla® (fenfluramine) oral solution Addressing rare/orphan diseases After closing: Enhances UCB’s revenue growth Accretive to UCB’s earnings from 2023 onwards

2019 HY report - *fully diluted UCB Recognized as a leader in epilepsy with core competencies, key strategic focus and differentiated portfolio UCB’s commitment To bring tailored treatments to specific populations, incl. rare epilepsies and genetic epilepsies Strong Strategic Fit FINTEPLA®: Fenfluramine oral solution in Dravet Syndrome (approved) and Lennox-Gastaut Syndrome - LGS (filed) Consideration US$ 26.00 per share at closing Plus a CVR for a potential cash payment of US$ 2.00 per share based on EU LGS approval for FINTEPLA® designated as an orphan medicine, by 31 Dec. 2023 Total* = up to US$ 1.9bn equity value / € 1.7bn Funding US$ 800m new term loan and available cash sources Timing Approved by boards of directors of both companies Closing expected by end of Q2 2022 Subject to completion of tender offer for acquisition of majority of shares, antitrust clearance, incl. HSR, and other customary closing conditions Financial Impact Enhances UCB’s revenue growth (after closing) Accretive to UCB’s earnings from 2023 onwards CVR: contingent value rights; HSR: Hart-Scott-Rodino Antitrust Improvements Act

UCB and Zogenix Serving People Living with Epilepsy Charl van Zyl, EVP Head of Neurology Jerome, living with epilepsy

UCB: Over 20 Years of R&D Expertise and Commercial Success Enrolled >25 000 patients in >250 clinical studies for more than 10 epilepsy conditions Current phase 3 program: Staccato alprazolam in active epileptic seizures New indications by innovative clinical development-extrapolation 2021: > 3 million patients used Keppra®, Vimpat®, Briviact® or Nayzilam® 2021: Briviact® approved in the U.S. for the treatment of partial-onset seizures in children as young as one month of age, first IV formulation of an anti-seizure medication available for this age group since Keppra® in 2014 UCB stand alone countries UCB/Partner countries Over 40 countries Source: UCB database – like Nile, Stanford HealthCare, Microsoft,… Strong commitment to people living with epilepsy underlined by strong partnerships*

UCB’s Epilepsy Strategy Delivering Value for Patients Our ambition is to redefine the future of epilepsy medicine, aspiring to bring even greater value to people living with seizures Utilizing our experience and expertise to develop new differentiated medicines and technology support solutions that address specific unmet patient needs Increasing focus on certain specialized or rare types of epilepsy Maximising our existing and future treatments Pioneering new areas of science with a focus on unmet needs Creating sustainable value in care Four key drivers fuel our long-term ambition Investing in digital health technology to provide a more holistic level of treatment

Zogenix, Inc.: Committed to Innovative Therapies Helping Those Most in Need: Children Living with Dravet Syndrome and Other Rare Neurologic Indications HQ: San Francisco Bay Area, CA/USA Employees: 200+¹ Founded in 2006 Stock listed since 2011 – ticker: ZGNX Lead product FINTEPLA® fenfluramine oral solution Orphan drug designation in US/EU/JPN for Dravet Syndrome Approved in the U.S. and Europe for the treatment of Dravet Syndrome* Launched in U.S. and Germany (cATU authorization in France) Under regulatory review in Japan Under U.S. priority review & EU review for the treatment of seizures associated with Lennox-Gastaut Syndrome Under development for the treatment of seizures associated with other rare, difficult-to-treat epilepsies Source: Zogenix 1) as of May 2021*as an add-on therapy to other anti-epileptic medicines for patients two years of age and older

Excellent Strategic Fit with UCB Augments UCB’s Offering by Adding New Patient Populations Contributes to sustainable, long-term company growth Creating value for patients Enhances epilepsy offering & rare diseases priorities Builds on UCB’s focus on epilepsy and ambitions to bring even greater value to people living with seizures Acquires "possible best in class" treatment option

Jerome, living with epilepsy Epilepsy – Dravet Syndrome and Lennox-Gastaut Syndrome Iris Loew-Friedrich, CMO

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Evolving from broad to specific populations according to patient needs and disease biology

Paradigm Shift From Suppression of Seizures to Disease Modification


Epilepsy
Medically Controllable 70%
Drug Resistant 30%
Paradigm shift for disease treatment in epilepsy
Suppression of seizures
Targeting molecular disease mechanisms towards disease modification
Mixed
Acute Seizure Therapy / Prodromes
Syndromes
Other DEE
Dravet
TSC
Infantile Spasms
Lennox-Gastaut Syndrome
Focal
Autoimmune epilepsy
Cerebro-vascular disease / post-stroke
Focal cortical Dyplasia
Post-traumatic
Tumoral
Vascular malformations
Hippocampal Sclerosis
Unknown etiology (Normal MRI)
Generalized/ Combined
Absence
JME
Combined focal and generalized
Genetic or developmental or metabolic etiology and childhood onset

TODAY Suppression of seizures in Broad Epilepsy Population (~65 Million)

FUTURE Focus on mortality reduction in High Need Specific Populations of Epilepsy

Sources:
Semah et al; Is the underlying cause of epilepsy a major prognostic factor for recurrence, *Neurology* (51) 1256-1262, 1998
Brenner et al; Prevalence of neurologic autoantibodies in cohorts of patients with new and established epilepsy, *Epilepsia*, 54(6),1028–1035, 2013
www.orpha.net (data on syndromes)
www.epilepsydiagnosis.org (ILAE data on classification of seizures)

Not to scale or Exhaustive, multiple sources.
Drug resistant (DR) is not achieving seizure freedom ≥1 year
PRN, pro re nata; JME, juvenile myoclonic epilepsy; TSC, tuberous sclerosis

DEE – Developmental and Epileptic Encephalopathy

Dravet Syndrome A Rare and Often Fatal Epilepsy with Early Onset Early onset About 200-250 infants/year; ~20k patients in both the U.S. and EU5 Most cases are due to severe SCN1A gene mutations (90% de novo) Onset in the 1st year of life in an otherwise healthy infant Highly treatment resistant Rare, drug-resistant epilepsy, >80% remain refractory >70% of patients take three or more antiepileptic drugs Significant impact on people living with Dravet Syndrome Prolonged and frequent generalized convulsive seizures Often fatal, lifelong form of epilepsy with 15-20% mortality rate; 6x higher risk of death, most commonly due to sudden unexpected death in epilepsy Symptoms include cognitive & motor impairment, language and speech issues Multidisciplinary team and early developmental assessment needed to address the many ways Dravet syndrome can affect a child and their family Wu YW et al. Pediatrics 20015; Berg AT et al. Epilepsia 2010; Bayat A et al. Epilepsia 2015; Brunklaus A et al. Brain 2012; Dravet C et al. Eurotext 2011; Villas N et al. Epilepsy & Behavior 2017; and information according to Zogenix analyses

FINTEPLA® Fenfluramine Oral Solution Positive global Phase 3 trial results Top-line results announced Q1 2020; long-term efficacy data Q3 2021 Under priority regulatory review by U.S. FDA (PDUFA date March 2022) and regulatory review by EMA for the EU Dravet Syndrome Lennox-Gastaut Syndrome 1Risk Evaluation and Mitigation Strategy Approved in U.S. and EU in 2020 for the treatment of seizures associated with Dravet Syndrome in patients 2 years of age and older Three positive global Phase 3 trials completed (US, EU, JPN) Data published in the Lancet December 2019 Ongoing open label extension has shown robust efficacy results up to three years REMS1 provides additional patient safety through regular screening

Lennox-Gastaut Syndrome (LGS) A Rare Syndrome in Epilepsy with Childhood-Onset* Early onset 60,000-100,000 living with LGS in the U.S. and Europe Caused by injuries, brain malformations, infections, genetic factors; unknown cause in 25% of cases Childhood onset, accounts for ~1- 4% of all cases of childhood epilepsy Highly treatment resistant Most (>80%) patients’ seizures remain uncontrolled on current antiepileptic treatment regimens Significant impact on people living with LGS Higher risk of status epilepticus and sudden death; mortality rate 13.9-fold higher than in other children Intellectual, behavioural, and motor disabilities; >50% suffer from LGS Associated Disorders (LAD) including communication, balance or behavioural issues, sleep disturbances, rage attacks, aggression, autistic features, and other issues A multidisciplinary team and early developmental assessment are needed to address the many ways LGS can affect a child and their family *All data derived from Zogenix or patient organizations.

Transaction Terms, Funding & Timing Sandrine Dufour, CFO

Terms Upon Closure of the Transaction Compelling Value Proposition for all Stakeholders Consideration Zogenix’ shareholders to receive US$ 26 per share in cash at closing Plus a CVR for a potential cash payment of US$ 2.00 per share based on EU LGS approval for FINTEPLA® designated as an orphan medicine, by 31 Dec. 2023 Total1 transaction value (incl. CVR) of up to ~US$ 1.9bn / ~€ 1.7bn Timing Transaction approved by Boards of both companies Transaction subject to completion of tender offer (with tender by holders of majority of Zogenix shares), antitrust clearances2 and other customary closing conditions Closing expected by end of Q2 2022 Funding Financing out of US$ 800m new term loan and available cash sources UCB maintains strategic balance sheet flexibility Financial Impact Enhances UCB’s top line growth (after closing) Accretive to UCB’s earnings from 2023 onwards CVR: contingent value rights; LGS: Lennox-Gastaut Syndrome 1 fully diluted; 2 including Hart-Scott-Rodino Antitrust Improvements Act clearance

Excellent Strategic Fit with UCB Combining Forces to Better Serve People Living with Epilepsy Maximizes impact of UCB’s and Zogenix’s teams and infrastructure, expertise and experience Strengthens epilepsy offering and rare diseases at UCB Maximizes addressable patient population Integration* under preparation Enhances UCB’s top line growth* Accretive to UCB’s earnings from 2023 onwards* UCB maintains strategic balance sheet flexibility Creating value for patients *after closing

Q&A Antje Witte, Head of Investor Relations